Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2017 Earnings Conference Call

Edited Transcript

April 27, 2017

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International, Inc. - VP of Corporate Communications

Mark Stephen Hoyt VASCO Data Security International, Inc. - CFO and Treasurer

Scott M. Clements VASCO Data Security International, Inc. – President and COO

T. Kendall Hunt VASCO Data Security International, Inc. - Founder, Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Jayant Ishwar Singular Research, LLC - Research Analyst

Joseph A. Maxa Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

Matthew Galinko Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the VASCO Data Security International, Inc.‘s Q1 Earnings Conference Call. (Operator Instructions) And now I’d like to turn the conference over to John Gunn, Chief Marketing Officer. Please go ahead.

John Gunn - VASCO Data Security International, Inc. - VP of Corporate Communications

Thank you, operator. Hello, everyone, and thank you for joining the VASCO Data Security first quarter 2017 Earnings Conference Call. My name is John Gunn, and I am the Chief Marketing Officer. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com. With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer. Also on the call are Scott Clements, President and Chief Operating Officer; and Mark Hoyt, our Chief Financial Officer.

This afternoon, after market closed, VASCO issued a press release announcing results for our first quarter 2017. To access a copy of the press release and other investor information, please visit our website. Following our prepared comments today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performance, including the guidance for full year 2017, are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects and similar words. And these statements involve risk and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Please note that certain financial measures that may be discussed on this call are expressed on a non-GAAP basis and have been adjusted from the related GAAP financial measures. We have provided an explanation and a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the earnings press release that can be found on the Investor Relations section of our website at ir.vasco.com.

In addition, please note that the date of this conference call is April 27, and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

At this time, I will turn the call over to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, John, and thanks to everyone for joining us on our first quarter 2017 earnings conference call.

Our performance in the first quarter was solid as we continued to make positive progress in executing our corporate strategy. We were pleased to have achieved our internal targets and to have exceeded most of the markets’ expectations for the first quarter. We made additional progress in our transition to becoming a business with an increased focus on software. This is evidenced by strong growth in software solutions, driven by our DIGIPASS for Apps mobile application suite and our eSignLive e-signature solution. In fact, eSignLive grew more than 50% in recognized revenue from the first quarter of last year after adjusting for purchase accounting.

Total revenue for the first quarter of 2017 was $42 million, and we delivered positive operating results.

Noteworthy highlights for the first quarter include the following achievements. First, we recorded important wins for our software solutions in multiple regions, and we initiated new implementations with major banks for DIGIPASS for Apps and eSignLive. This contributed to the strong growth in demand for our software solutions. Next, revenue from non-hardware solutions, which consist primarily of our software solutions, exceeded revenue from hardware for the first time in the company’s history. Several factors contributed to this, including the aforementioned growth in software revenue, which partially offset a decrease in our hardware revenue. Non-hardware revenue was 52% of total revenue for the first quarter compared to 42% for the fourth quarter of 2016 and 36% for the first quarter of last year. The current quarter results reflect the long-term trend in our business towards software-based solutions. Because of the project-based nature of our business, we expect the split between hardware and non-hardware will fluctuate in future quarters.

Another bright spot in the first quarter was gross margin, which improved over previous periods by approximately 3%. Our transition to a higher percent of revenue from software is providing a lift to our gross margins. We still expect gross margins for 2017 to remain in the range of last year with a potential for improvements based on our solution mix. We also made important progress in increasing revenue from maintenance with the addition of a dedicated team focused on increasing renewal rates.

As we look at the balance of 2017, we still believe the growth in our software solutions will continue to be in the solid double digits. We expect that demand for our hardware products will continue to decline during the year. However, we see large opportunities for new hardware business, and we have multiple 7-figure hardware deals in our pipeline for the balance of the year.

Our cash increased again this quarter. We will use our cash balance in part for acquisitions and investments in support of our business strategy. We remain focused on acquiring technologies and resources that will expand the capabilities of our trusted identity platform that we believe will accelerate the growth of our software business. This supports our mission of allowing our customers to grow their businesses with increased efficiency and transparent security for people, devices and transactions.

I personally like sharing examples of our agility and ability to anticipate market needs. Here’s another example of our forward-looking approach. This month, many media outlets carried news of an Android Trojan known as BankBot that is targeting hundreds of apps on Google Play with the purpose of stealing mobile users’ online banking credentials. The malware uses a sophisticated overlay attack among other techniques. It’s called an overlay because the hackers overlay a false image on top of the real banking application. Our latest release of DIGIPASS for Apps with Runtime Application Self-Protection, also called RASP, detects overlay activity and can stop the attack in real time before any damage or losses are incurred. This is an example of a dangerous and effective attack that we stopped.

Another example is our just released eSignLive mortgage solution that enables digital mortgage processing. We believe this new offering, which combines electronic signatures, document delivery, closing and vaulting capabilities will allow us to grow our business in the digital mortgage market. We already have some major banks realizing the benefits of using eSignLive to help digitize parts of their mortgage business. In summary, we offer what we believe is the most comprehensive combination of business enablement and antifraud solutions in the market. By delivering innovative solutions that increase the efficiency of business operations and reduce risks, we help our customers drive significant revenue growth in an increasingly hostile digital environment.

At this time, I would like to introduce Mark Hoyt, Chief Financial Officer. Mark?

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

Thank you, Ken. As Ken mentioned, revenue for the first quarter of 2017 was $42 million, a decrease of 10% from the first quarter of 2016. The mix of product and service revenue in the first quarter led to an increase in the gross margin or gross profit as a percentage of revenue to 71.3% from 68.6% during the first quarter of 2016. We delivered positive operating results as net income was $600,000 or $0.01 per diluted share for the first quarter and earnings before interest, taxes, depreciation and amortization, or EBITDA, was $3.1 million for the first quarter. Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets was 6% for the first quarter of 2017.

As noted on our last call, we have reorganized the geographic split of our business into 3 regions, EMEA, Asia Pacific and the Americas. Comparing the first quarter of 2017 to the same period in 2016, you will note an increase in the share of our revenue from the Americas and a corresponding decrease in Asia. This is largely due to the result of our growing eSignLive software sales in North America and lower sales in Japan following their strong Q1 performance last year. For the first quarter of 2017, 44% of our revenue came from Europe, Middle East and Africa; 29% from the Americas, 27% from Asia Pacific compared to 44%, 16% and 40%, respectively, in the first quarter of last year. Even though a majority of VASCO’s revenue was generated outside of the U.S. in the first quarter of 2017, approximately 63% of our revenue was denominated in U.S. dollars, 31% in euros and 6% in other currencies.

The impact of foreign exchange rate changes on VASCO for the first quarter of 2017 was a 2% decrease in revenue. The impact on net income is partially offset by a decrease in operating expense caused by FX.

Deferred revenue as of the end of Q1 totaled $38 million, an increase of $1.7 million or 5% from $36 million at the end of last year, and an increase of $9 million or 31% from the $29 million we had as of the end of March 31, 2016. As I’ve mentioned on previous quarterly calls, there are several factors that impact VASCO’s deferred revenue. The increase in the first quarter of this year is mainly due to term license sales for software and eSignLive SaaS subscription sales.

Our operating expenses in the first quarter of 2017 were $30 million, an increase of 2% from the first quarter of 2016. The slight increase in OpEx is in line with our internal expectations. The total headcount at VASCO was 626 employees as of March 31, 2017, compared to 613 at the end of last year and 586 as of March 31, 2016. The split amongst our teams at the end of the first quarter of 2017 was 306 in sales and marketing, 232 in research and development and 88 in general and administrative.

The company reported an income tax expense of $200,000 for the first quarter of 2017 compared to $1.4 million for Q1 2016. The effective tax rate is 29% for Q1. Let me remind everyone that the effective tax rate could be volatile this year depending on the geographic split of our profits.

As of March 31, 2017, our net cash balance, including short-term investments in commercial paper, was $146 million, an increase of 1% from December 31, 2016 and an increase of $21 million or 17% from $125 million at the end of Q1 2016. And finally, the company continues to have no outstanding debt.

I will now turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, Mark. Mark and I have kept our comments brief to allow Scott Clements, VASCO President and Chief Operating Officer, to provide additional perspective on our trusted identity strategy, which we are executing to transform VASCO into a market leader. Scott?

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

Ken, thanks very much, and hello, everyone, on the phone. I’m pleased to have the opportunity to speak to you here today about VASCO. We have a bold vision for the future of VASCO. To provide trust to the digital world, this means enabling trust in identities, devices and transactions, all of which build upon VASCO’s well-established strengths in serving large, dynamic and demanding markets in regulated industries, such as banking and financial services.

VASCO’s customers are facing an unprecedented set of challenges. Fraud and compliance teams are struggling to respond to a diverse and volatile threat environment. Financial services companies are facing an increasingly complex and demanding regulatory regime and a whole new set of competitive dynamics from emerging fintech companies and nontraditional financial institutions. As a result, our customers are investing heavily in their digital offerings and are demanding more sophisticated security solutions that are highly flexible, easier to deploy and that simultaneously enable a pleasant and frictionless user experience for consumers. Our customers are not only demanding that VASCO provide security but also that we enable their growth in the online and mobile digital world. And VASCO is responding. We are accelerating change in our leadership and organizational capabilities, in our resource allocation and in the pace and breadth of our innovation.

Ken and the board have significantly rebuilt and expanded the management team over the past couple of years. We have new and experienced leaders in sales, marketing, operations, finance, IT and legal; and many of them with substantial backgrounds in software, cloud and mobile businesses. We’ve also strengthened our technology capabilities through internal hiring and M&A. And we’re not done yet. Change is under way across the board in systems, processes and practices in order to increase our understanding of customer demand and accelerate our speed to market.

While we have tremendous domain expertise in data security and an enduring legacy in enabling secure online financial transactions, we’re actively rebalancing resources and prioritizing our investments in R&D and M&A towards the software and data technologies that matter most to the evolving needs for our customers. With these investments, VASCO is recommitting itself to innovation and technology leadership consistent with our strategy to enable trust in identities, devices and transactions. As you’ve seen, we have increased investment in internal R&D. But you may not know that we also have established an innovation center at Cambridge University in the United Kingdom that’s helping us evaluate technologies in areas such as blockchain, the Internet of Things and advanced authentication techniques; and that we have established collaborative relationships with faculty at other leading universities and institutions in the U.S. and Europe; and are carrying out cooperative research programs funded in some cases by government grants. Through these activities, VASCO’s emerging solutions in corporate technologies like data analytics, machine learning, advanced biometrics and other techniques to identify and respond to fraud and address the business and regulatory needs to validate identity and authenticate transactions so that our customers can efficiently grow their businesses.

We have a very active product and solution pipeline. This year, we will begin delivering our next generation of trusted identity solutions. These are based on open architectures that can flexibly orchestrate the interaction of complementary technologies such as biometrics, data analysis and device identification to enable a wide range of secure transactions that are based on verified identities. The objective is to offer adaptable services that future-proof customers’ technology investments by allowing them to quickly incorporate solution components from VASCO, from our competitors or ones that customers build themselves.

These are the foundations of new growth opportunities for VASCO. Now I don’t want to minimize the challenges that we face, as do all technology companies. And in the coming quarters, we’re going to increase visibility to the changes we’re making and the progress toward our goals. I’m confident in our prospects, given our premier global customer base, the talented and committed VASCO team, the financial strength of our company and the strong leadership team we’re continuing to build.

I’ll now turn the meeting back over to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, Scott. At this time, I’d like to highlight our guidance for 2017. VASCO is reaffirming our guidance for the full year 2017 as follows. Revenue for full year 2017 is expected to be in the range of $180 million to $190 million. And operating income as a percentage of revenue, excluding amortization of purchased intangible assets, will be in the range of 1% to 5%.

In closing, I want to provide additional insights into our expectations and guidance for 2017.

First, the transition to being a business with a higher growth in software is challenging, but we are encouraged by our ongoing progress. Today, we have detailed the significant progress we have made in multiple areas of our business.

Second, we expect our second quarter revenue to be roughly comparable with the first quarter as we continue to build from what we believe will be a stronger second half of 2017. We are facing challenging comps for the second quarter as last year had the benefit of orders from several large Japanese banks, and we anticipate that many of our larger deals for 2017 will be realized during the second half of the year.

Finally, we will continue to invest in VASCO’s future and our ability to deliver market-leading solutions. We believe that these investments are critical to returning to strong growth and more robust operating margins. As part of this process, we are carefully prioritizing investments and reviewing our product lines, and we will continue to strive for the most efficient operating model.

This concludes our presentation. We will now open the call for questions. (Operator Instructions) Operator?

QUESTIONS AND ANSWERS

Operator

And we have a question from Joe Maxa with Dougherty & Company

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

I wanted to ask a bit about your comments regarding Q2 being flat with Q1. Typically, we see a little bit better result due to the hardware side. Were some of these deals kind of slipped out in this second half more so than what you would’ve typically expected? Or is there any other color you can provide us on what you’re seeing?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Scott, why don’t you answer that question?

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

Joe, it’s really I think just the normal volatility that we see in the business. Things do move across the quarters for us. They always have. I don’t think there’s anything more to read into it than that. There are a number of reasons why we do think the second half will be stronger than the first half and the second quarter. Some of that is the other side of the timing issue for Q2. But also, we have a number of growth initiatives and new product releases that we think will be contributory and additive to our revenues in the second half of the year.

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

I see. Regarding the operating margin, you did 6% in Q1, and your guidance is 5% or less. What are you seeing that’s going to reduce that margin from these levels? Is it more just the OpEx build or do you see some gross margin compression with these larger hardware deals in the back half?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Mark, handle that please?

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

Joe, OpEx for us, we are expecting to make some investments in some of our systems and continue our investments along with R&D and sales and marketing in the second quarter and second half of the year. So I would expect us to be close to the 6%, but definitely within our 1% to 5% range.

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

Okay, I see. I guess that’s my 2 questions. I’ll hop back in...

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

And Joe, let me just clarify. That is for the year.

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

The 1% to 5% is for the year, right?

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

Yes.

Operator

And our next question is from Matthew Galinko with Sidoti.

Matthew Galinko - Sidoti & Company, LLC - Research Analyst

Two quick ones. One, did you — I didn’t hear it in the prepared remarks, but can you share the hardware versus non-hardware mix for the quarter?

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

Yes. We did give that. We said hardware and non-hardware was — 52% for non-hardware in the first quarter, first time that we’ve reached that halfway point.

Matthew Galinko - Sidoti & Company, LLC - Research Analyst

Great. Okay. Next question, just I think you announced the Census deal probably a month or 2 months ago at this point. Curious how the implementation process is going, if you could comment on that; what the selection process was like and how competitive it was; and how you sort of prevailed in it; and how you sort of feel about expanding the scope over a longer term there.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Scott?

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

I did not hear the beginning of your question. Could you just say that again, please?

Matthew Galinko - Sidoti & Company, LLC - Research Analyst

So I guess it was a three-part question. But just in terms of the Census deal, how the implementation is going; what the selection process was like and expanding the scope.

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

Yes. That was certainly was competitive, as it usually is in government projects. But I think you know we have our FedRAMP platform that we have out there that’s qualified for government cloud services. And that gives — it does give us a real advantage right now. Certainly, over time, some of our — additionally, some of our competitors are going to add FedRAMP capability, but we’re pretty unique in that right now. So it does give us a real advantage in terms of winning these kinds of projects. The implementation is pretty straightforward. There’s nothing really unusual for us about this particular project or implementation. So it’s really proceeding as we would expect.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

And by the way, Matt, and the others might want to understand that this is a major deal for our eSignLive subsidiary that we acquired a little over a year ago. So we’re very, very pleased with those results.

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

I think the other thing is that the — one of the interesting things about the Census Bureau project is that this is really in initial phase. It really is for supporting lots of employee interactions and transactions, so there’s real significant opportunity to continue to expand this business over the coming quarters.

Operator

(Operator Instructions) And we have a question from Jayant Ishwar with Singular Research.

Jayant Ishwar - Singular Research, LLC - Research Analyst

The question I had was on the software side of the business. As you progress, I can see that you’re getting more and more of the business from the software side. What is the target proportion between hardware and software that you think will make sense? And at that point, what would you expect the gross margin to be? What’s the target gross margin?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes. I’ll handle that. I would say that we don’t have total control over that. We’ve said in a number of different conference calls that we expect hardware to always continue to be some significant and important part of our business. I would say that if I were to venture a guess, a good number would probably be 20% hardware, 80% software. But again, we’re not totally in control of that. We have — the non-hardware would, of course, include eSignLive and their cloud-based solutions. So there is a cost for hosting that system. So it’s not 100% gross margin. That’s probably something closer or something in the 70% range or a little higher, 70% to 80%. So again, no commitment, but I would say 20% hardware, the rest non-hardware. And so perhaps we’re looking at gross margins of plus 70%.

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

I’ll add a couple of comments to that, Ken. We do — we have been taking a look at the different regions of the world and their propensity to use hardware versus software. And we do find that there are certain regions of the world where we believe the demand for hardware will continue for the foreseeable future. In some cases, that will be predominantly hardware. In some cases, it may be a mix of hardware and software solutions. But when we looked at parts of Asia, parts of Scandinavia, parts of Latin America, we see a propensity to continue to use hardware. And so it is, as you know, it’s a very good business for us. It’s a very profitable business for us. We think it’ll continue to be a really important part of the company for the foreseeable future. And I think we’re very fortunate in that the level of profitability of our hardware business is so high. It’s really unusual, I think, to have that. And so when we add software, that’s only going to amplify our already very strong gross margins for this company.

Jayant Ishwar - Singular Research, LLC - Research Analyst

All right. And what would be the target margin on the hardware side?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, Mark, why don’t you comment — do we comment on that?

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

Sorry, we don’t go into the specific margins of the hardware components. As Ken and Scott noted, our hardware business has been very profitable for us. And we have seen a decline, we do expect it will continue however. And we expect to see healthy margins.

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

A decline in revenues.

Mark Stephen Hoyt - VASCO Data Security International, Inc. - CFO, Secretary and Treasurer

A decline of revenues, sorry. Decline of revenue.

Operator

And we have a follow-up question from Joe Maxa with Dougherty & Company.

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

I was just thinking about the prior quarters where you had a little bit of, I guess, slowdown in the European banks and delayed orders. Obviously, last quarter was a little bit better quarter. And I’m wondering what you’re seeing there today. Are you seeing that kind of back to more business-as-usual? Or are you still seeing some sluggishness?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes. I think there’s a couple of phenomenons going on there. One is called eIDAS; and then the Payment Services Directory 2, PSD2. And the second one is really another look at what kind of strong authentication is required of the industry regulated for payments. So I think that those two will have a profound effect on security in general and perhaps the hardware part of it.

Joseph A. Maxa - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst

So you see a kind of wait-and-see approach and decide what’s going to happen before you expect to see more orders come in? I mean, is that part of what you’re seeing for this year?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, I’ll give you an indication. This is only an indication. Part of the marketing programs that we have here at VASCO, and John Gunn — it all reports to John. Recently, we’ve had some great success in webinars for PSD2; very well responded to, very well attended. In fact, just about double the success in terms of attendance of prior webinars. And of course, we expect that to turn into business. But I can tell you that we have a lot of interest in the market about those two regulations.

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

So I think the impacts that we’re seeing are really — I think there’s a secular impact around hardware and there’s a cyclical effect that we’re seeing right now. There is a secular trend in hardware that it will decline over coming quarters. We’re seeing a greater decline in hardware right now because of the cyclical effects of the very strong orders in Japan last year, which we talked about during the prepared remarks and some of the large contracts that we had in Europe in 2016. So both of those effects are happening right now. We do expect, as we move into the second half of the year, that the cyclical impacts are going to moderate. We’ll still see the secular trend, which is not a flat line, it kind of meanders up and down. But that’s one of the reasons we expect to see a stronger second half than first half.

Operator

And we have a follow-up question from Jayant Ishwar with Singular Research.

Jayant Ishwar - Singular Research, LLC - Research Analyst

So within Europe, if you look at each country, how do you view the growth prospects, say, for example, France versus Romania?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Jayant...

Scott M. Clements - VASCO Data Security International, Inc. - President and COO

Yes, we don’t really look at it that way because many of our customers are transnational. They operate across Europe. And so it’s very — and there’s also the sort of underlying volatility and the project-based nature of the business. We do see, I think across-the-board, significant opportunity for growth in our current software offerings and the offerings that we will be introducing throughout this year and into next year. And I think there is some variation, as I said, in terms of the demand for hardware depending on which part of the world or which part of the region that you’re in. But we don’t really think about the business very much at the country level. We really look at it at the regional level because of these factors that I just described.

Operator

Okay, and there are no further questions registered at this time.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

All right. Then we’ll call our meeting to a close. I want to thank everybody for attending, and thanks very much for the very intelligent, probing questions. We like to be challenged. So all the VASCO people probably also listening in today, thanks for your continued loyalty, hard work. And everybody, have a nice evening.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.